Exhibit (g)(4)

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

STATE STREET BANK AND TRUST COMPANY

AND

EACH OF THE INVESTMENT COMPANIES

DATED AS OF December 18, 2008

Trust	Fund	Effective
Fidelity Commonwealth Trust II	Fidelity Strategic Advisers Value Fund	12/21/2008
Fidelity Rutland Square Trust II	Fidelity Strategic Advisers Mid Cap Value Portfolio	04/12/2007
Fidelity Rutland Square Trust II	Fidelity Strategic Advisers Small Cap Portfolio	04/12/2007

* The addition of Fidelity Commonwealth Trust II: Fidelity Strategic Advisers Value Fund effective as of 12/21/2008.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf on the day and year first above written.

Each of the Investment Companies Listed on Appendix "A" Attached Hereto, on Behalf of each of Their Respective Portfolios	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	State Street Bank and Trust Company

By: /s/Mark Osterheld		By: /s/Joseph C. Antonellis
Name: Mark Osterheld		Name: Joseph C. Antonellis
Title: Treasurer		Title: Vice Chairman